Morgan Growth Fund Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.
The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.

Trustee                         For      Withheld     Percentage For
John J. Brennan         294,914,783     9,090,543             97.0%
Charles D. Ellis        294,321,043     9,684,282             96.8%
Emerson U. Fullwood     296,384,060     7,621,266             97.5%
Rajiv L. Gupta          294,808,056     9,197,269             97.0%
Amy Gutmann             296,475,294     7,530,032             97.5%
JoAnn Heffernan Heisen  294,850,271     9,155,054             97.0%
F. William McNabb III   296,235,072     7,770,254             97.4%
Andre F. Perold         294,721,968     9,283,358             96.9%
Alfred M. Rankin, Jr.   294,676,119     9,329,207             96.9%
Peter F. Volanakis      296,462,815     7,542,511             97.5%

Proposal 2: - Update and standardize the fund's fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the funds to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                           For     Abstain    Against        Broker   Percentage
                                                          Non-Votes          For
2a                 277,993,355   3,844,507  7,973,611    14,193,851        91.4%
2b                 277,588,526   4,202,346  8,020,602    14,193,852        91.3%
2c                 241,136,054   4,655,596 44,019,824    14,193,852        79.3%
2d                 246,640,662   4,556,567 38,614,243    14,193,854        81.1%
2e                 272,597,397   3,911,661 13,302,416    14,193,851        89.7%
2f                 276,888,030   4,083,553  8,839,894    14,193,848        91.1%
2g                 277,891,105   4,077,446  7,842,922    14,193,852        91.4%